Exhibit 99.1

Contact:	Lisa Winter
Vice President - Communications - Atkore International
708 225-2453

Atkore International Group Inc. Acquires Calpipe Industries LLC

Harvey, Illinois, October 2, 2017/Business Wire/ -- Atkore International Group Inc. (“Atkore”), today announced that it has acquired Calpipe Industries, LLC., a market leader for electrical conduit systems for corrosive environments and security bollards for high security, access control and architectural environments (www.calpipe.com).

“We’re excited to have Calpipe join the Atkore family and provide enhancements to our product portfolio with stainless steel and PVC coated conduit systems that provide superior corrosion protection,” commented Bill Waltz, Group President-Electrical Raceway at Atkore. “This transaction will add approximately $70 million in annual revenue at margins accretive to Atkore. More importantly, it exemplifies our commitment to continue offering premier electrical products that meet varying customers’ needs in an ever-changing marketplace.”

Dan Markus, Founder and CEO of Calpipe Industries, added, “For the past 20 years, Calpipe employees have been focused on building strong brands with differentiated products, providing exceptional customer service, and ensuring timely delivery. I’m proud our accomplishments were recognized by Atkore and will be valued contributions to helping achieve their mission.”

Mr. Waltz confirmed that Dan Markus will stay with the company as a strategic advisor, and Mr. Gary Lessing will continue as President-Calpipe Industries. Both individuals will support Mr. Waltz and the Atkore organization’s focus on serving electrical raceway customers.

Calpipe Industries is headquartered in Rancho Dominquez, California and will continue operating at their current locations under their flagship name.

Terms of the sale are undisclosed.

About Atkore International Group Inc.
Atkore International Group Inc. delivers a unique portfolio of integrated electrical raceway solutions that deploy, isolate and protect a structure’s electrical circuitry from source to outlet. With 3,200 employees and 58 manufacturing and distribution facilities worldwide, we meet our customers’ needs by providing unmatched quality, delivery and value across a robust product line that includes steel, PVC and aluminum conduit, armored cable and flexible conduits, metal framing, wire baskets, cable trays and other complementary products including fittings and mechanical tube. To learn more, please visit at www.atkore.com.

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